Exhibit 99.1

Press Release

For more information contact: Media Relations: Judy DeRango Wicks Vice President, Communications Fiserv, Inc. 678-375-1595 judy.wicks@fiserv.com	Investor Relations: Peter Holbrook Vice President, Investor Relations Fiserv, Inc. 262-879-5055 peter.holbrook@fiserv.com

For Immediate Release

Fiserv Appoints Dennis Lynch to Board of Directors

Brookfield, Wis., July 9, 2012 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today announced the appointment of Dennis F. Lynch to its Board of Directors. Lynch has been a major contributor to the U.S. payments industry for over 30 years, driving the adoption of card and payment solutions that have enhanced how consumers conduct financial transactions.

Lynch is currently the Chairman of the Board at Cardtronics, Inc. the largest owner and operator of retail ATMs worldwide. He is also a Director, and former Chairman, of the Secure Remote Payments Council, a cross-industry organization dedicated to accelerating the growth, development, and market adoption of more secure ecommerce and mobile payments.

Lynch was previously the Chairman and Chief Executive Officer of RightPath Payments, Inc. from 2005 to 2008 and the President and Chief Executive Officer of NYCE Corporation from 1996 to 2004. During his tenure, NYCE grew from a regional payments company to one of national scale. He was a founding Director of the New England-wide Yankee 24 ATM Network, serving as Chairman from 1988 to 1990. Lynch also served on the Board of Directors of Open Solutions Inc. from 2005 to 2007.

“Dennis brings significant financial services and payments experience to our Board,” said Donald F. Dillon, Chairman of the Board of Directors, Fiserv. “We expect that his knowledge and insights will enhance our strategic position, and support our focus on providing technology solutions to an evolving market.”

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) is a leading global technology provider serving the financial services industry. Fiserv is driving innovation in payments, processing services, risk and compliance, customer and channel management, and business insights and optimization. For six of the past eight years, Fiserv ranked No. 1 on the FinTech 100, an annual international listing of the top technology providers to the financial services industry. For more information, visit www.fiserv.com.

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